Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of the following reports and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement:

•                  Our report dated February 19, 2013, relating to the combined statement of revenue and certain operating expenses of the properties previously owned by The Hampshire Companies, LLC for the year ended December 31, 2011, appearing in the Current Report on Form 8-K of Extra Space Storage Inc. filed on February 19, 2013;

•                  Our report dated February 19, 2013, relating to the combined statements of revenue and certain operating expenses of the properties previously owned by Storage Portfolio Bravo II, LLC for the years ended December 31, 2011, 2010 and 2009, appearing in the Current Report on Form 8-K of Extra Space Storage Inc. filed on February 19, 2013; and

•                  Our report dated August 29, 2013, relating to the combined statement of revenue and certain operating expenses of the properties previously owned by All Aboard Mini Storage Portfolio for the year ended December 31, 2012, appearing in the Current Report on Form 8-K of Extra Space Storage Inc. filed on August 29, 2013.

/s/ Haynie & Company, P.C.

Salt Lake City, Utah
August 30, 2013